AGREEMENT AND PLAN OF SHARE EXCHANGE

                                  by and among

                       UNIVERSAL GUARDIAN HOLDINGS, INC.,

                             a Delaware corporation,

                        and its wholly owned subsidiary,

                                SECURE RISKS LTD,

                           a limited liability company

                         registered in England and Wales

                                on the one hand;

                                     and the

                                  SHAREHOLDERS

                                       of

                STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LTD.,

                           a limited liability company

                         registered in England and Wales

                                on the other hand

                            Dated as of June 28, 2004


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

      This AGREEMENT AND PLAN OF SHARE EXCHANGE (this "Agreement") is made and entered into as of June 28, 2004, by and among Universal Guardian Holdings, Inc., a publicly traded Delaware corporation ("UGHO"), and Secure Risks Ltd, a limited liability company registered in England and Wales and wholly owned subsidiary of UGHO ("Secure Risks"), on the one hand, and each of the shareholders of Strategic Security Solutions International Ltd., a limited liability company registered in England and Wales ("SSSI"), listed on Schedule I hereto (the "Shareholders"), on the other hand, and is made with reference to the following:

                                    RECITALS

      A. This Agreement provides for (i) the acquisition by Secure Risks of all of the issued and outstanding shares of capital stock of SSSI (collectively, the "SSSI Shares"), such that SSSI shall become a wholly owned subsidiary of Secure Risks; and in exchange therefor (ii) the issuance by UGHO at the Closing of an aggregate of _4,101,494 shares of restricted Common Stock of UGHO (collectively, the "Tranche I Shares") to the Shareholders, plus additional shares of UGHO Common Stock based on the value of certain pending contracts of SSSI executed after the Closing.

      B. The board of directors and shareholders of SSSI and the board of directors of UGHO and Secure Risks have determined, subject to the terms and conditions set forth in this Agreement, that the transactions contemplated hereby are desirable and in the best interests of the parties hereto.

      C. The parties to this Agreement desire that the transactions contemplated by the provisions of this Agreement satisfy the requirements of Section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                                    ARTICLE I

                        SHARE EXCHANGE; CLOSING; ESCROW;

               VOTING RIGHTS; POST-CLOSING ISSUANCE OF UGHO SHARES

      SECTION 1.1 SHARE EXCHANGE/DELIVERY OF SSSI SHARES. At the Closing, the Shareholders shall deliver to Secure Risks certificates or other documents evidencing the full legal and beneficial interest in and title to the SSSI Shares (and any other outstanding security of SSSI, including, but not limited to, options warrants, conversion rights or other equity interests), duly endorsed in blank , together with duly executed stock transfer forms transferring the SSSI Shares such that SSSI shall become a wholly owned subsidiary of Secure Risks as of the Closing.

      SECTION 1.2 ISSUANCE OF TRANCHE I SHARES; ESCROW AGENT. In exchange for the SSSI Shares, and any other securities of SSSI delivered to Secure Risks pursuant to Section 1.1 above, at the Closing, UGHO shall issue an aggregate of 4,101,4941 restricted shares of UGHO Common Stock to the Shareholders, with each Shareholder to receive the number of Tranche I Shares set forth opposite such Shareholder's name on Schedule I hereto. Such shares shall be restricted in accordance with Rule 144 of the Securities Act of 1933. UGHO shall instruct its transfer agent to deliver certificates representing 50% of the Tranche I Shares (the "Tranche I Escrow Shares") to Richardson & Patel LLP (the "Escrow Agent") at the Closing in accordance with the terms and conditions of an Escrow Agreement in the form attached hereto as Exhibit A (the "Escrow Agreement"). At the Closing, each Shareholder shall deliver to the Escrow Agent a duly executed stock power in transferable form in the form attached hereto as Exhibit B, with signature medallion guaranteed or accompanied by an apostille, to accompany such Shareholder's Tranche I Escrow Shares.

--------
1 SSSI's current annualized revenue, excluding extraordinary sales or revenues and assuming an EBITDA of at least 20%, divided by the average VWAP of UGHO's Common Stock for the 5 trading days immediately preceding the Closing Date.


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

      SECTION 1.3 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 7:00 a.m. Pacific Time at the offices of Richardson & Patel LLP, 10900 Wilshire Blvd, Suite 500, Los Angeles, California on the date of this Agreement, or on such other date as may be mutually agreed upon by the parties (the "Closing Date").

      SECTION 1.4 ADDITIONAL SHARES OF UGHO FOR SSSI CONTRACTS.

      (a) In addition to the Tranche I Shares (net of the number of Rescinded Shares, if any), UGHO shall issue to the Shareholders, on a pro rata basis, no later than 15 days after the Audit Report Date, a number of restricted shares of UGHO Common Stock equal to 100% of the revenue value of each contract duly executed, delivered and fully pre-paid to SSSI within 30 days of the Closing Date, divided by the average Volume Weighted Average Price (VWAP) of UGHO's Common Stock for the 5 trading days immediately preceding the date of such pre-payment in full to SSSI (the "Tranche II Shares"). UGHO shall instruct its transfer agent to deliver certificates representing 50% of the Tranche II Shares (the "Tranche II Escrow Shares") to the Escrow Agent in accordance with the Escrow Agreement. Each Shareholder shall deliver to the Escrow Agent a duly executed stock power in transferable form in the form attached hereto as Exhibit B, with signature medallion guaranteed or accompanied by an apostille, to accompany such Shareholder's Tranche II Escrow Shares.

      (b) In addition to the Tranche I Shares and the Tranche II Shares (net of the number of Rescinded Shares, if any), UGHO shall issue to the Shareholders, on a pro rata basis, a number of restricted shares of UGHO Common Stock equal to 80% of the monthly EBITDA received by SSSI from each pending contract described on Schedule 1.4(b) hereto that is duly executed and delivered to SSSI following the 30th day after the Closing Date, divided by the average VWAP of UGHO's Common Stock for the 5 trading days immediately preceding the date such contract is fully executed and delivered to SSSI (the "Tranche III Shares"); provided, however, that UGHO shall not be obligated to issue any Tranche III Shares prior to the 15th day following the Audit Report Date. UGHO shall instruct its transfer agent to deliver certificates representing 50% of the Tranche III Shares (the "Tranche III Escrow Shares") to the Escrow Agent in accordance with the Escrow Agreement. Each Shareholder shall deliver to the Escrow Agent a duly executed stock power in transferable form in the form attached hereto as Exhibit B, with signature medallion guaranteed or accompanied by an apostille, to accompany such Shareholder's Tranche III Escrow Shares.

      The "Audit Report Date" shall be the date of the audit report prepared by UGHO's independent auditor regarding SSSI's financial statements.

      SECTION 1.5 RESCISSION OF ESCROW SHARES. UGHO shall have the right, at its sole option, to rescind and cancel some or all of the Escrow Shares if and to the extent either or both of the following occur:

      (a) The annualized revenue of SSSI as of the Closing Date, excluding extraordinary sales or revenues and assuming EBITDA of at least 20%, as verified by UGHO's independent auditor following the Closing, is less than that reflected in the SSSI Unaudited Financial Statements (as defined in Section 3.5). The number of Escrow Shares subject to such rescission and cancellation shall be equal to the percentage difference between the audited and unaudited numbers multiplied by the total number of Escrow Shares then held by the Escrow Agent.


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

      (b) UGHO notifies the Shareholders within 12 months from the date of this Agreement that it reasonably believes it or Secure Risks has a claim against the Shareholders for breach of the Shareholders' representations, warranties or covenants made in this Agreement, or for indemnification as provided by the Shareholders in this Agreement or for any claim pursuant to the Tax Indemnity referred to at Section 5.5 herein or the Confidentiality and Non Competition Agreement referred to at Section 5.6 herein, and either UGHO or Secure Risks files a claim against the Shareholders in connection with such alleged breach or indemnity within 18 months from the date of this Agreement. The number of Escrow Shares subject to such rescission and cancellation shall not exceed the amount awarded to UGHO or Secure Risks in a final judgment of its claim against the Shareholders divided by the average VWAP of UGHO's Common Stock for the 10 trading days immediately preceding the date of such final judgment. Nothing in this Section 1.54(b) or elsewhere in this Agreement shall be deemed to restrict any other rights or remedies that UGHO or Secure Risks may have, whether pursuant to this Agreement or otherwise.

      Any and all shares rescinded pursuant to this Section 1.5 are referred to collectively herein as the "Rescinded Shares".

      SECTION 1.6 RELEASE OF ESCROW SHARES. Subject to the terms and conditions of the Escrow Agreement and Section 1.5 above, all the Escrow Shares (net of any Rescinded Shares) shall be released to the Shareholders, free and clear of all encumbrances, save for a number of shares to equal 25% of the actual aggregate. (these to be known as the "indemnity shares") 15 days after the Audit Report Date. The "Audit Report Date" shall be the date of the audit report prepared by UGHO's independent auditor regarding SSSI's financial statements. This date shall not be later than 60 days from the date of closing. The "indemnity shares" shall be released to the Shareholders, free and clear of all encumbrances, no later than 12 months and one day from the date of this Agreement if UGHO does not notify the Shareholders of a claim as provided under Section 1.5(b), or in the case of a claim by UGHO no later than 15 days following the date of final judgment of such claim.

      SECTION 1.7 VOTING RIGHTS IN RESPECT OF ESCROW SHARES. The Shareholders shall not be entitled to exercise any of the voting rights in respect of the Escrow Shares upon or after the Closing, until or unless the Escrow Shares are unconditionally transferred by the Escrow Agent to the Shareholders in accordance with the terms of this Agreement and the Escrow Agreement.

      SECTION 1.8 RIGHTS IN RESPECT OF SSSI SHARES. The Shareholders hereby waive any rights of pre-emption with respect to:

            (a) the issue and transfer of the SSSI Shares prior to Closing ; and

            (b) the transfer of the SSSI Shares to Secure Risks at Closing.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF UGHO

      As an inducement to and to obtain the reliance of the Shareholders, UGHO represents and warrants as follows:

      SECTION 2.1 ORGANIZATION. UGHO is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized and qualified under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in any jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it require qualification.


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

      SECTION 2.2 CAPITALIZATION. The authorized capitalization of UGHO consists of (i) 50,000,000 shares of Common Stock, par value $0.001 per share ("UGHO Common Stock"), of which 30,793,123 shares are issued and outstanding or issueable as of the date hereof, and (ii) 5,000,000 shares of Series A Convertible Preferred Stock, 600 shares of which are issued and outstanding as of the date hereof. If and/or when issued, the Tranche I Shares, the Tranche II Shares and the Tranche III Shares will be validly issued, fully paid and non-assessable, subject to the Escrow Agreement and Section 1.5 hereof.

      SECTION 2.3 AUTHORITY. UGHO has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of UGHO and no other corporate or other proceedings on the part of UGHO are necessary to authorize this Agreement or the transactions contemplated hereby.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

      As an inducement to, and to obtain the reliance of UGHO and Secure Risks, the Shareholders represent and warrant, jointly and severally, as follows:

      SECTION 3.1 ORGANIZATION. SSSI is duly organized, validly existing and in good standing under the laws of the United Kingdom, and has the corporate power and is duly authorized and qualified under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in any jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Schedule
3.1 sets forth complete and correct copies of the Memorandum and Articles of Association of SSSI as in effect on the date hereof. The execution, delivery and performance of this Agreement do not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of any agreement, instrument or order of any court or other government agency to which any Shareholder or such Shareholder's assets are bound.

      SECTION 3.2 CAPITALIZATION. The authorized and issued share capital of SSSI is as set out in Schedule 1 hereto. The Shareholders are the sole beneficial and record owners of the SSSI Shares, and the Shareholders have the unqualified right to transfer and dispose of the SSSI Shares, free and clear of any liens, charges or encumbrances of any kind. All of the issued and outstanding shares of capital stock of SSSI are held of record by the Shareholders, are validly issued, fully paid and non-assessable, and are not issued and have not been transferred in violation of the preemptive or other rights of any person. There are no stockholders agreements, voting agreements or other similar agreements with respect to SSSI's capital stock to which SSSI or any of the Shareholders is a party.


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

      SECTION 3.3 OPTIONS AND WARRANTS. There are no outstanding options, warrants, calls, convertible securities, or rights of any kind to acquire any securities of SSSI.

      SECTION 3.4 SUBSIDIARIES AND INVESTMENTS. SSSI does not own, directly or indirectly, any capital stock or have any interest in any corporation, partnership or other form of business organization.

      SECTION 3.5 FINANCIAL STATEMENTS. Schedule 3.5 sets forth (i)a copy of the filed statutory unaudited accounts of SSSI for the year ended 31 March 2004, including the directors' report, statement of profits and losses and balance sheet of SSSI as at 31 March 2004. (ii) a copy of the unaudited accounts of SSSI operation conducted via SSSI BVI (Ltd) for the twelve month period ended 31 March 2004. (iii) a copy of the unaudited accounts of TAG24 for the twelve month period ended 31 March 2004 (collectively, the "SSSI Unaudited Financial Statements"). The SSSI Unaudited Financial Statements (a) are complete and correct to the best of the knowledge of the shareholders. It is the belief of the shareholders that these statements provide a true and accurate view of the state of affairs of the Group and its profits as of the relevant dates thereof and for the periods covered thereby; (b) were prepared in accordance with all current Statements of Standard Accounting Practice and Financial Reporting Standards applicable to a company registered in England and Wales and with the requirements of the United Kingdom Companies Act 1985 and all other applicable legislation consistently applied throughout the periods indicated, (c) were not affected by any extraordinary, exceptional or non-recurring item; and (d) fairly and accurately present the financial condition and results of operations of SSSI and each of its subsidiaries, if any, as of the relevant dates thereof and for the periods covered thereby.

      SECTION 3.6 CONTRACTS AND UNDERTAKINGS. Schedule 3.6 lists all of the contracts, agreements, leases, arrangements, commitments or other undertakings (collectively, the "Contracts") to which SSSI is a party or to which each of them or their respective properties are subject. SSSI is not in default under any of its Contracts and, to SSSI's and the Shareholders' best knowledge, after due inquiry, no other party to any Contract is in default thereunder nor, to SSSI's and the Shareholders' best knowledge, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such Contract.

      SECTION 3.7 LIABILITIES. All of the liabilities and obligations of any nature whatsoever, whether known or unknown, contingent or absolute, matured, unmatured or otherwise, including, without limitation, any liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties), of SSSI as of the date hereof are accurately described in detail and quantified (both individually and in the aggregate) in the SSSI Unaudited Financial Statements. Other than detailed in Schedule Two, there are no liabilities whatsoever outstanding from SSSI to the Shareholders, and no outstanding claims against SSSI by any of the Shareholders, and each of the Shareholders hereby waives any rights it may have to make claim on SSSI with respect to any matter.

      SECTION 3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 2004:

            (a) SSSI has not: (i) amended its Memorandum and Articles of Association; (ii) waived any rights of value which individually or in the aggregate are material considering the business of SSSI; or (iii) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

            (b) SSSI has not: (i) granted or agreed to grant any options, warrants or other rights for its certificates, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been canceled as of the Closing Date; (ii) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business;


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

            (c) SSSI has not become subject to any law or regulation that materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or financial condition of SSSI.

            (d) SSSI has carried on its business in the ordinary and normal course at a profit and there has been no deterioration in its turnover or its financial position or prospects.

            (e) No material changes have occurred in the assets or liabilities of SSSI as shown in the SSSI Unaudited Financial Statements and there has been no reduction in the value of the net tangible assets of the Company on the basis of the valuations adopted for the purposes of the SSSI Unaudited Financial Statements.

      SECTION 3.9 TITLE AND RELATED MATTERS.SSSI has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal, tangible and intangible, free and clear of all liens, pledges, charges or encumbrances.

      SECTION 3.10 LITIGATION AND PROCEEDINGS. Except as set forth on Schedule 3.10, there are no actions, suits, proceedings or investigations pending or, to SSSI's and the Shareholders' best knowledge, threatened by or against SSSI, affecting SSSI or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations or financial condition of SSSI.

      SECTION 3.11 NO CONFLICT WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute an event of default under, or cause the acceleration of any of SSSI's obligations under, any of the Contracts.

      SECTION 3.12 AUTHORIZATIONS; PERMITS; LICENSES. SSSI has all licenses, franchises, permits or other governmental authorizations legally required to enable SSSI to conduct its business as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution, delivery and performance by SSSI and the Shareholders of this Agreement and the consummation by SSSI and the Shareholders of the transactions contemplated hereby.

      SECTION 3.13 COMPLIANCE WITH LAWS AND REGULATIONS. SSSI has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or financial condition of SSSI or would not result in SSSI incurring any material liability.

      SECTION 3.14 AUTHORITY. Each of SSSI and the Shareholders has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all of the Shareholders and the board of directors of SSSI and no other corporate or other proceedings on the part of SSSI or the Shareholders are necessary to authorize this Agreement and the transactions contemplated hereby.

      SECTION 3.15 INFORMATION. The information concerning SSSI as set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.


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      SECTION 3.16 SECURITIES LAWS. The Shareholders acknowledge that the
Tranche I Shares, the Tranche II Shares and the Tranche III Shares, if any (collectively, the "Shares") are not being registered under the Securities Act of 1933, as amended (the "Securities Act"), on the ground that the offer and sale of the Shares are exempt from the registration provisions of Section 5 of the Securities Act pursuant to Section 4(2) thereof, as transactions by an issuer not involving any public offering, and/or may be deemed not to involve an offer or sale within the meaning of Section 5 of the Securities Act pursuant to Regulation D promulgated thereunder, and that the shares being delivered pursuant hereto may not be resold in any transaction subject to Section 5 of the Securities Act unless registered or an exemption from registration is available for such sale, and that the certificates representing the Shares will bear substantially the following legend:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR TERRITORY OF THE UNITED STATES, IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION OR QUALIFICATION AFFORDED BY SUCH SECURITIES LAWS, AND HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT PURPOSES ONLY. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED, OR OFFERED FOR SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION, WITHIN THE UNITED STATES OR ANY OF ITS TERRITORIES OR TO A UNITED STATES PERSON, UNLESS (I) THE SECURITIES ARE REGISTERED UNDER SECTION 5 OF THE SECURITIES ACT, OR (II) THE PROPOSED TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE LEAK-OUT PROVISION SET FORTH IN SECTION 4.1 OF THAT CERTAIN SHARE EXCHANGE AGREEMENT BY AND AMONG UNIVERSAL GUARDIAN HOLDINGS, INC., THE HOLDER HEREOF, AND THE OTHER SHAREHOLDERS NAMED THEREIN."

      SECTION 3.17 ACQUISITION FOR INVESTMENT. The Shareholders are acquiring the Shares for investment and not with a view to or for sale in connection with any distribution thereof.

      SECTION 3.18 INTELLECTUAL PROPERTY.

            (a) SSSI owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, designs, computer software, know-how and proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement of the rights of, other persons. SSSI is not a party to any opposition relating to the intellectual property of any other person.

            (b) Schedule 3.18(b)(i) contains a complete list of all patents, trademarks, service marks and copyrights, and pending applications with respect thereto, owned by SSSI. All intellectual property of SSSI is owned by SSSI free and clear of all challenges, liens and encumbrances. From SSSI's inception, there have been no challenges to SSSI's ownership rights in their respective intellectual properties. Schedule 3.18(b)(ii) contains a complete list of all patents, trademarks, service marks and copyrights, and pending applications with respect thereto, licensed to SSSI (collectively, the "Licensed Intellectual Property"). Except as set forth in Schedule 3.18(b)(ii), all of the Licensed Intellectual Property is exclusively licensed to SSSI for all uses necessary for SSSI's business, as now conducted and as proposed to be conducted. SSSI is not in material breach of any agreement relating to Licensed Intellectual Property. SSSI and the Shareholders are not aware of any third party infringing or otherwise violating its intellectual property. Schedule 3.18(b)(iii) contains a complete list of all agreements under which SSSI is licensed or is otherwise permitted, or licenses or otherwise permits a third party, to use any of its respective intellectual properties. To SSSI's and the Shareholders' best knowledge, SSSI's business as now conducted and as proposed to be conducted does not infringe, or conflict with, any patents, trademarks, services marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person. Except as set forth in Schedule 3.18(b)(iv), SSSI has not received any notice or claim, written or oral, that its business as now conducted or as proposed to be conducted infringes, or conflicts with, any patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person. Any and all patents issued to SSSI are valid and enforceable.


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

      SECTION 3.19 EMPLOYEES; EMPLOYEE BENEFIT PLANS.

      (a) Schedule 3.19(a) sets forth a complete and accurate list of all the employees of SSSI as of the Closing Date, including each employee's age, current salary and commencement date of service.

      (b) Except as set forth on Schedule 3.19(b), SSSI does not have any pension plan, profit sharing plan or employees' savings plan, or other employee benefit plan.

      SECTION 3.20 INSURANCE. Schedule 3.20 contains a description of each insurance policy maintained by SSSI (or which names SSSI as an additional insured) with respect to its properties, assets and business, or with respect to the lives of any of the Shareholders, and each such policy is in full force and effect on the date hereof. SSSI is not in default with respect to any insurance policy maintained by it, and, to SSSI's and the Shareholders' knowledge, there is no default with respect to any insurance policy that names SSSI as an additional insured.

      SECTION 3.21 DISCLOSURE. All information which has been given by the Shareholders or their professional advisers or any officers or employees of SSSI to UGHO and/or Secure Risks in the course of the negotiations leading to this Agreement was when given, is now, and will at the Closing be true and accurate in all respects. All facts and information concerning SSSI and the SSSI Shares material for disclosure to an intending purchaser have been disclosed to UGHO and/or Secure Risks.

                                   ARTICLE IV

                                SPECIAL COVENANTS

      SECTION 4.1 LEAK OUT. Following the Closing, notwithstanding any future registration of the Shares, the Shareholders, as a group, shall not sell during any fiscal quarter of UGHO more than 1% of the number of outstanding shares of UGHO Common Stock as reported in UGHO's most recent periodic report filed with the U.S. Securities and Exchange Commission.

      SECTION 4.4 INDEMNIFICATION.

            (a) The Shareholders hereby agree, jointly and severally, to indemnify UGHO, Secure Risks and each of their respective subsidiaries and the officers, directors, agents and representatives directors of UGHO, Secure Risks and each of their respective subsidiaries against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) to which it or they may become subject arising out of or based on any breach of or inaccuracy in any of the representations and warranties made by the Shareholders herein or any misrepresentation made by the Shareholders in this Agreement. The indemnification provided for in this paragraph shall survive the Closing .


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

            (b) The Shareholders hereby agree to indemnify UGHO and Secure Risks against any and all debts, liabilities and obligations of SSSI (whether contingent or otherwise) existing or arising on or before the date of this Agreement that were not specifically disclosed in the SSSI Unaudited Financial Statements. Following the Closing, the Shareholders agree to pay any and all such pre-existing debts, liabilities and obligations when and as such liabilities and obligations are discovered or become due, upon demand made by UGHO and/or Secure Risks.

                                    ARTICLE V

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF UGHO

      The obligations of UGHO and Secure Risks under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

      SECTION 5.1 SHAREHOLDER AND DIRECTOR APPROVAL. The board of directors of UGHO, Secure Risks, SSSI and all of the Shareholders shall have duly approved this Agreement and the transactions contemplated hereby and the Board of Directors of SSSI shall have transacted the business set out in the draft board minutes annexed hereto as Exhibit C.

      SECTION 5.2 ESCROW AGREEMENT. Each of the Shareholders and the Escrow Agent shall have duly executed the Escrow Agreement and delivered to UGHO an executed stock power for such Shareholder's pro rata portion of the Tranche I Escrow Shares.

      SECTION 5.3 EMPLOYMENT AGREEMENTS. Each of the persons named below shall have duly executed an Agreement with Secure Risks , substantially in the form of the Exhibit hereto listed opposite such person's name below:

            Bruce Braes           Exhibit D - Employment Agreement
            John Chase            Exhibit E -Employment Agreement
            Richards Kuhn         Exhibit F - Independent Contractor Agreement
            Ian Schriek           Exhibit G - Independent Contractor Agreement
            Mark Lumpkin          Exhibit H - Independent Contractor Agreement

      SECTION 5.4 SSSI BOARD OF DIRECTORS. Maria Braes Kuhn, Ian Michael Schriek, and Richard Charles Kuhn shall have delivered their contingent written resignations as directors of SSSI to SSSI and Michael Skellern and Michael Stannard shall be appointed as directors of SSSI , which resignations and appointments shall be effective as of the Closing. As of the Closing, the entire board of directors of SSSI shall consist as follows:

            Bruce Braes
            John Chase
            Michael Skellern
            Michael Stannard

      SECTION 5.5 TAX INDEMNITY. The Shareholders shall have duly executed the Tax Indemnity in the form of Exhibit J hereto.

      SECTION 5.6 CONFIDENTIALITY AND NON-COMPETITION AGREEMENT. Each of the Shareholders shall have duly executed and delivered to Secure Risks the Confidentiality and Non-Competition Agreement in the form of Exhibit I hereto.

      SECTION 5.6 POWER OF ATTORNEY. Each of the Shareholders shall have duly executed a Power of Attorney in the form of Exhibit K hereto enabling Secure Risks to exercise voting rights with respect to the SSSI Shares prior to the registration of Secure Risks as the holder of the SSSI Shares in SSSI's register of shareholders.

      SECTION 5.7 WAIVER OF CLAIMS. The Board of Directors of Strategic Security Solutions International Ltd, a company incorporated in the British Virgin Islands ("BVICO") shall have signed a letter in the form of Exhibit L hereto confirming that BVICO does not have any claims with respect to the SSSI Shares or otherwise relating to SSSI.

                                   ARTICLE VI

             CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS

      The obligations of the Shareholders under this Agreement are subject to the satisfaction, at or before the Closing (unless otherwise indicated herein), of the following conditions:

      SECTION 6.1 DIRECTOR APPROVAL. The board of directors of UGHO and Secure Risks shall have approved this Agreement and the transactions contemplated hereby.

      SECTION 6.2 EMPLOYMENT AGREEMENTS. Secure Risks shall have duly executed an Employment Agreement with each of the persons named in Section 5.3 above.

      SECTION 6.3 ESCROW AGREEMENT. UGHO, Secure Risks and the Escrow Agent shall have duly executed the Escrow Agreement.

                                   ARTICLE VII

                                  MISCELLANEOUS

      SECTION 7.1 BROKERS AND FINDERS. Each party hereto hereby represents and warrants that, except as set forth on Schedule 7.1, such party is under no obligation, express or implied, to pay any commission, brokerage or finder's fees in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

      SECTION 7.2 GOVERNING LAW; ARBITRATION. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, USA. Any controversy, dispute or claim of any nature whatsoever arising out of, in connection with or in relation to this Agreement will be resolved by final binding arbitration in accordance with the American Arbitration Association (International) Rules by a retired judge at Judicial Arbitration and Mediation Service (JAMS) in Los Angeles, California and all parties hereto consent to such jurisdiction for such arbitration and enforcement of any awards by JAMS.

      SECTION 7.3 NOTICES. Any notices or other communications required or permitted hereunder shall be deemed sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

      If to UGHO:

            Universal Guardian Holdings, Inc.
            3001 Redhill Avenue
            Building 4, Suites 219-226
            Costa Mesa, California 92626
            Attention:  Michael Skellern
            Fax:  +1 949-743-9526

      with a copies to:

            Richardson & Patel LLP
            10900 Wilshire Blvd.
            Suite 500
            Los Angeles, California 90024
            Attention:  Kevin Friedmann, Esq.
            Fax: +1 310-208-1154

      If to Secure Risks

            Secure Risks Ltd.
            36 Alie Street
            London E1 8DA
            United Kingdom

            Attention: Michael Stannard
            Fax: +44 20-7481-3554

      If to the Shareholders:

            To the addresses set forth in Schedule 1.

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

      SECTION 7.4 ATTORNEYS' FEES. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

      SECTION 7.5 ENTIRE AGREEMENT. This Agreement, with all exhibits, schedules and attachments hereto and thereto, represents the entire agreement between the parties relating to the subject matter hereof. This Agreement, with all exhibits, schedules and attachments hereto and thereto, alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

      SECTION 7.6 SURVIVAL; TERMINATION. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein until the expiration of the applicable statute of limitations.

      SECTION 7.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

      SECTION 7.8 AMENDMENT OR WAIVER. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

      SECTION 7.9 INCORPORATION OF RECITALS. All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

      SECTION 7.10 EXPENSES. Each party hereto shall bear all of its/his respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions contemplated hereby and the preparation hereof.

      SECTION 7.11 HEADINGS; CONTEXT. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

      SECTION 7.12 ASSIGNMENT. This Agreement shall not be assigned by any party without the prior written consent of the other parties.

      SECTION 7.13 SEVERABILITY. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

      SECTION 7.14 CONSTRUCTION. The language of this Agreement shall not be construed for or against any party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

      SECTION 7.15 EXECUTION KNOWING AND VOLUNTARY. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by legal counsel of the effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

      SECTION 7.16 CONFLICT OF TERMINOLOGY. References herein to any U.S. legal or generally accepted accountings terms for any action, remedy, method or judicial proceeding, legal or accounting document, legal or accounting status, court governmental or administrative authority or agency, accounting body, official or any legal or accounting concept practice or principle or thing shall in respect of any jurisdiction other than the U.S. be deemed to include what most approximates in that jurisdiction to the U.S. legal or accounting term concerned.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Share Exchange to be duly executed as of the date first above written.

                                        UGHO:

                                        Universal Guardian Holdings, Inc.,
                                        a Delaware corporation

                                        By:_____________________________________
                                           Name: Michael J. Skellern
                                           Its:  Chief Executive Officer

                                        SECURE RISKS:

                                        Secure Risks Limited, a limited
                                        liability company registered
                                        in England and Wales

                                        By:_____________________________________
                                           Name: Michael J. Stannard
                                           Its:  Managing Director

                                        SHAREHOLDERS:

                                        ________________________________________
                                        RICHARD MARK LUMPKIN

                                        ________________________________________
                                        JOHN CHASE

                                        ________________________________________
                                        RICHARD CHARLES KUHN

                                        ________________________________________
                                        IAN MICHAEL SCHRIEK

                                        ________________________________________
                                        BRUCE MEIKLE BRAES

                                   SCHEDULE IA

                        AUTHORISED SHARE CAPITAL OF SSSI

Ordinary Shares             940                (pound)1
Deferred A Shares            10                (pound)1
Deferred B Shares            10                (pound)1
Deferred C Shares            10                (pound)1
Deferred D Shares            10                (pound)1
Deferred E Shares            10                (pound)1
Deferred F Shares            10                (pound)1
                  Total    1000                (pound)1000:00

                                   SCHEDULE 1B

NAME OF SHAREHOLDER             ADDRESS OF SHAREHOLDER       NUMBER AND CLASS OF SSSI     NUMBER TRANCHE I UGHO
                                                             SHARES HELD IMMEDIATELY      COMMON STOCK / OTHER
                                                             PRIOR TO CLOSING             CONSIDERATION RECEIVABLE
                                                                                          AT CLOSING
Richard Mark Lumpkin            Rancho "Paso A Paso",         10 Ordinary Shares          205,075 Tranche I Shares
                                3261 74th St.
                                Meriden
                                Kansas
                                USA
                                66512

John Chase                      36 Alie Street               30 Ordinary Shares           615,224 Tranche I Shares
                                London
                                UK
                                E1 8DA

Richard Charles Kuhn            Binneford House              40 Ordinary Shares           820,299 Tranche I Shares
                                Coppice Lane                 10 "D" Shares          (pound)10 Sterling
                                Sandford
                                Crediton
                                Devon
                                England
                                UK
                                EX17 4EG

Ian Michael Schriek             12 Kensal Road               60 Ordinary Shares           1,230,448 Tranche I Shares
                                Parklands                    10 "C" Shares          (pound)10 Sterling
                                7441

                                Western Cape Province
                                Republic of South Africa

Bruce Meikle Braes              13 Westcroft Court           60 ordinary Shares           1,230,448 Tranche I Shares
                                Beechwood Grove              10 "A" Shares          (pound)20 Sterling
                                Livingston                   10 "B" Shares
                                Scotland
                                UK
                                EH54 7EW

                                   SCHEDULE 2

               OUTSTANDING LIABILITIES OF SSSI TO THE SHAREHOLDERS

Richard Kuhn is owed approximately US$265,000 by SSSI, which sum will be repaid as to 25% on completion and then the remainder in four equal payments quarterly from there on.